Prospectus Supplement dated February 10, 2010 (to prospectus dated January 22, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-129321

GOLD RESOURCE CORPORATION

The following information supplements and amends the Prospectus dated January 22, 2010 (“Prospectus”) of Gold Resource Corporation relating to the offer and sale from time to time by the selling shareholders named therein of shares of our common stock.

We are providing this prospectus supplement to supplement the table under the caption “Selling Shareholders” in the Prospectus by the information reflected in the table below, to give effect to transfers of our common stock by certain selling shareholders previously listed in the Prospectus. The following updated information is based upon information provided to us by the selling shareholder identified below and is accurate to the best of our knowledge as of February 10, 2010. This prospectus supplement should be read in conjunction with and accompanied by, and is qualified by reference to, the Prospectus, except to the extent that the information in this prospectus supplement supersedes any information contained in the Prospectus.

Because the selling shareholders may sell all or some of the shares of common stock offered hereby, we cannot accurately estimate the number of shares of common stock that will be sold by the selling shareholders.  There is no assurance that the selling shareholders will sell any of the shares of common stock offered hereby.  As used in the Prospectus and this prospectus supplement, the term “selling shareholder” also includes transferees, assignees, donees, distributees, pledgees or other successors in interest of any person identified as a selling shareholder.

Name of Selling Shareholder	Number of Shares Owned Prior to the Offering		Number of Shares to be Offered	Shares Owned After Offering Number(1)	Percent (%)
Beth Reid(2)	1,247,326	(3)	313,400	933,926	1.94
David C. Reid(4)	3,489,439	(5)	806,500	2,682,939	5.58
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(1)	Assumes that all of the shares offered hereby are sold, of which there is no assurance.
(2)	Beth Reid is the spouse of William Reid. William Reid has been an officer and director of our company since inception.
(3)	Excludes shares owned by the selling shareholder’s spouse.
(4)	David Reid has been an officer and director of our company since inception.
(5)	Excludes stock options owned by the selling shareholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.   Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2010.